Exhibit 10.8
October 14, 2025
Jody Mettler
Dear Jody:
This letter agreement amends and restates the offer letter between you and BitGo Holdings, Inc. (the “Company”), dated August 3, 2021 (the “Prior Agreement”), effective on or about October 2, 2025.
You will continue to work in the role of Chief Operating Officer, reporting to the Company’s Chief Executive Officer.
1.    Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. You will also be eligible to receive a discretionary annual bonus, subject to and in accordance with any applicable Company bonus plan(s) in effect from time to time. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
2.    Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
3.    Equity Awards. You were previously granted equity awards under the Company’s Amended and Restated 2018 Stock Incentive Plan. Nothing in this letter agreement will amend or affect the terms of such equity awards.
4.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Proprietary Information and Invention Assignment Agreement by and between you and the Company.
5.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer.
6.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

7.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.
8.    At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors or the Chief Executive Officer.
9.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
10.    Arbitration and Class and Collective Action Waiver. By signing this letter agreement, you reaffirm that you will continue to be bound by the terms and conditions of the Arbitration Agreement by and between you and the Company.
[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement.

Very truly yours,

BITGO HOLDINGS, INC.

/s/ Michael A. Belshe
By: Michael A. Belshe
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Jody Mettler

/s/ Jody Mettler
Signature

10/14/2025
Date
[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]